Exhibit 4(d)

AMERICAN ELECTRIC POWER COMPANY, INC

Company Order No. 1

                                    March 20, 2008

THE BANK OF NEW YORK,
as Trustee under the Subordinated Indenture
(as defined below)
101 Barclay Street, Floor 8W
New York, New York 10286

Attention: Corporate Trust Administration

You are hereby requested, pursuant to Section 303 of the Indenture dated as of March 1, 2008 (“Subordinated Indenture”) from American Electric Power Company, Inc. (“Company”) to you as Trustee, to authenticate global certificate No. R-1 which represents $315,000,000 aggregate principal amount of the Company’s 8.75% Junior Subordinated Debentures (“Subordinated Debentures”), as delivered herewith in fully executed form and registered in the name of Cede & Co., as nominee for The Depository Trust Company, and when authenticated, deliver to The Bank of New York, as custodian for The Depository Trust Company. All capitalized terms not defined herein which are defined in the Subordinated Indenture shall have the same meaning as used in the Subordinated Indenture.

In connection with this Company Order No. 1, there have been delivered to you previously or are delivered to you herewith the following:

1.
Certified Board Resolutions approving a form of the Officer’s Certificate establishing the form, terms and conditions of the Subordinated Debentures pursuant to Section 303(a) of the Subordinated Indenture and authorizing the Chairman of the Board, the Vice Chairman, President, the Vice President, the Treasurer or the Assistant Treasurer of the Company to approve and accept the final financial terms and conditions of the issuance of the Subordinated Debentures and to execute and deliver the Officer’s Certificate containing such additional terms and conditions;

2.
An Officer’s Certificate, dated March 20, 2008, with respect to the Subordinated Debentures establishing the form of the Subordinated Debentures of such series and the terms of the Subordinated Debentures of such series pursuant to Sections 303(a), 201 and 102 of the Subordinated Indenture and the Board Resolutions referred to in paragraph 1;

3.
Global certificate No. R-l which represents $315,000,000 aggregate principal amount of the 8.75% Junior Subordinated Debentures, executed on behalf of the Company by an Authorized Officer pursuant to the provisions of Section 303(c) of the Subordinated Indenture; and

4.	Opinion of Counsel pursuant to Sections 303(d) and 102 of the Subordinated Indenture.

Please acknowledge receipt of the aforementioned items below.

AMERICAN ELECTRIC POWER COMPANY, INC

By: /s/ Julia A. Sloat
Name: Julia A. Sloat
Title: Treasurer

RECEIPT of the aforementioned
items is hereby acknowledged.

THE BANK OF NEW YORK
as Trustee under the Subordinated Indenture
By: /s/ Mary K. LaGumina
Name: Mary K. LaGumina
Title: Vice President
Dated: March 20, 2008